Sam,

Steven Spielberg, Aretha Franklin, Johnny Cash, Bob Dylan...

These are some of the most acclaimed names in American arts.

And, as of this week, Mark Bradford has joined their ranks.

He was one of the 2023 Medalists just awarded the 2023 National Medal of Arts, "the highest award given to artists by the US government," landing him in the company of those legendary names.



Breaking Artist News:
2023 National Medal of Arts Winners
Mark Bradford
Steven Spielberg
Alex Katz
Queen Latifah
Spike Lee
Jo Carole Lauder
Bruce Cohen

As he's garnered more acclaim, Bradford has also garnered more market demand. From 2008-2024 Bradford's record prices have grown 25.4% annually.

See how his records have grown alongside his accolades:

See how his records have grown alongside his accolades:



10M
8M
6M
4M
2M
0
2010
2012
2014
2016
2018
2020
2022
2024
Represents US in Venice Biennale
Signs with mega-gallery Hauser & Wirth
Wins WSJ Innovator Award
Named TIME's 100 Most Influential People
Brad Pitt Donates Painting to MoCA LA
Getty Prize and National Medal of Arts Award

Graphic depicts 'Record Price Appreciation' which reflects the frequency at which a new record hammer price at auction.

It's great to see a Masterworks artist achieve such massive recognition. It might even surpass some of his other achievements like being named TIME's 100 Most Influential People in 2021 or representing the U.S. at the Venice Biennale in 2017. What do you think?

Invest in our Bradford painting here or view the offering circular below.

99% PROGRESS

Thanks,

Nick Fairley

—

Investment Adviser

MASTERWORKS

www.masterworks.com

225 Liberty St. 29th Floor, New York, NY 10281